April 2, 2008

Dear Shareholder,

The purpose of this letter is to provide you with an update regarding CIB Marine Bancshares, Inc. (CIB Marine), including the status of our primary goals communicated in previous shareholder letters: becoming current in our filings with the Securities and Exchange Commission (SEC); solving the continued and worsening burden of our trust preferred securities (TruPS); continuing to reduce expenses and generate revenue; holding an annual meeting of shareholders in 2008; and increasing the value of your investment in our company.

SEC Filings
On April 1, 2008, we filed our Annual Report on Form 10-K with the SEC for the fiscal year ended December 31, 2007. Accordingly, we are very pleased to announce that we are now current with all SEC mandated financial filings. We appreciate your patience during this lengthy process, and want to thank our employees whose hard work and dedication helped us achieve this important milestone. As with all of our SEC filings, you may review the 2007 Form 10-K on our website at www.cibmarine.com. In addition, a copy of the 10-K will be enclosed with your proxy materials for the annual meeting.

2007 Financial Results
We sustained continued significant operating losses in 2007. Net loss after factoring in income from discontinued operations was $13.8 million, compared to $9.3 million in 2006. Net loss from continuing operations was $15.2 million, compared to $9.8 million in 2006. The net loss per share was $0.75 (a loss of $0.83 per share from continuing operations), and book value per share declined to $3.29 at December 31, 2007 versus $3.91 per share for the same period in 2006. Total assets increased slightly to $1.0 billion at December 31, 2007 from $997.6 million at December 31, 2006. Loans grew 14% and deposits increased 1% during 2007. In addition, our net interest margin improved from 2.29% in 2006 to 2.40% in 2007.

The key contributors to the large continuing operating loss were:

•	Despite the improvement in net interest margin in 2007, overall net interest margin continues to be depressed by the effect of the high cost of the TruPS. The interest expense on these TruPS increased from $7.7 million in 2006 to $8.5 million in 2007, representing over 21% of our total interest expense;

•	Certain aspects of credit quality experienced deterioration during the second half of 2007. The loan loss provision expense in 2007 was $6.4 million, compared to a $4.3 million reversal of expense in 2006. The 2007 provision expense was primarily comprised of: $6.2 million for the initial purchase of one, and the subsequent deterioration in both, of the purchased home equity loan pools; and an additional $0.2 million to account for other changes in the portfolio. Charge-offs during 2007 of $8.2 million primarily related to a significant commercial real estate credit and the purchased home equity loan pools. Recoveries for 2007 were $1.6 million; and

•	While noninterest expense decreased from $42.1 million in 2006 to $34.4 million in 2007, overall operating costs continue to be very high compared to peer banking organizations. The operating expenses continue to reflect high levels of legal costs related to ongoing litigation and professional fees related to our efforts to become current in our SEC filings.

Strategic Options / Capital Plan
As noted above, we sustained a significant consolidated loss in 2007 and we are projecting a loss for 2008. In prior shareholder communications and SEC filings, we have discussed the significant negative impact on earnings of the accrued and unpaid interest on the $61.9 million in TruPS, which were issued during 2000 through 2002. As of December 31, 2007, the accrued and unpaid interest on these TruPS totaled $30.3 million and is expected to reach $39.7 million by the end of 2008. However, we are not able to defer the interest payment beyond February 2009 and, accordingly, must bring the interest payments on the TruPS current in the first quarter of 2009. Pursuant to our Written Agreement with the Federal Reserve Bank of Chicago (FRBC), we are precluded from using our existing cash to make the payments on the TruPS.

In order to address this obligation while simultaneously attempting to curtail continued consolidated operating losses, we have developed an extensive capital plan with the objective of becoming current on the unpaid and accrued interest on the TruPS. The following is a summary of our options and actions taken and planned thus far to achieve this objective. For additional information, we encourage you to review our 2007 Form 10-K. We note that current credit market and general economic conditions could affect our ability to execute any or all of these options. In addition, since various aspects of the options listed below are subject to state and/or federal banking regulatory approval, there is no certainty that we will be able to pursue all of these options.

Sale of Assets: Citrus Bank, N.A.
In May 2007, our Board authorized an investment banking firm to seek a buyer for Citrus Bank. After an extensive process to identify all potential buyers, a letter of intent was signed in late February 2008 for the sale of a majority of the assets of Citrus Bank to an unrelated entity. This transaction is projected to result in the transfer of approximately $20 million in capital from Citrus Bank to us, primarily in the form of loans not purchased by the buyer, and a premium to be paid by the buyer. Upon closing the transaction, the non-purchased loans would be transferred to us to sell or collect, and the resulting cash would remain in the holding company. The cash from this transaction, along with the cash generated from the other options discussed below, would be used to pay down the accrued and unpaid interest on the TruPS prior to year end 2008. We are hopeful that a definitive agreement for this transaction will be signed soon, and the transaction can close in the third quarter of 2008. Please note that each phase of this strategy is subject to customary conditions, including the receipt of all applicable regulatory approvals.

Recapitalization of Subsidiary Banks / Charter Consolidation
We are applying for permission from all applicable regulators to transfer up to $7.5 million in capital from Marine Bank and up to $17.5 million in capital from Central Illinois Bank to us. We would use this capital as part of the proceeds to pay accrued and unpaid interest on the TruPS. After the capital transfer, we believe that the regulatory capital of both banks will remain in excess of regulatory “well-capitalized” guidelines. Due to market pressures on bank capital and regulatory constraints, this strategy may be difficult to execute.

Alternatively, we may also be able to conduct such a capital transfer by seeking permission from all applicable regulators to merge all banking charters into a single charter. This strategy would also improve our operating efficiency, and be structured so that the regulatory capital of the combined bank would also remain above “well-capitalized” guidelines.

Additional Asset Sales / Sale of CIB Marine

In November 2007, our Board authorized the engagement of an investment banking firm to assist it in evaluating all strategic options, including the sale of our entire company or any of its parts as an alternative to the options above. However, executing such a strategy in the current economic and banking environment is expected to be challenging. In addition, the ability to sell our entire company could be exacerbated by the uncertainty around the litigation claims we currently face, in addition to the denial of insurance coverage in those lawsuits. For more information regarding these lawsuits and the denial of coverage by our insurance provider, please see the 2007 Form 10-K.

Other Options

We will continue to evaluate opportunities to sell branches or branch properties to lease back, and pursue opportunities with lenders and/or private equity investors to refinance the TruPS if and when feasible.

Profit Improvement
In addition to the potential positive impact on earnings that the aforementioned options may have, management has plans to improve our efficiency and generate revenue by:

•	Improving revenue by continuing to hire commercial bankers in our markets;

•	Implementing additional cost savings including the elimination of approximately $2.0 million in annualized expenses on a consolidated basis, which will occur during the second quarter of 2008;

•	Focusing on maintaining superior customer service while actively seeking new business opportunities; and

•	Improving credit quality.

2007 Annual Meeting
On March 20, 2008, we filed a press release announcing that we had scheduled our annual meeting for May 29, 2008. Additional information regarding the annual meeting, including the proxy statement and shareholder proxy card for voting, is forthcoming. We strongly encourage you to promptly vote your shares, and to attend the annual meeting. At the meeting, we will discuss our strategic options with respect to achieving our goals, particularly relating to the TruPS and returning value to our shareholders.

These clearly are challenging times for us. We understand that you are as concerned as we are about our performance and difficulties we experienced during the last several years, but let me assure you that it is of the utmost importance to your Board and management that we take the best possible actions to return value to our shareholders. We realize that we must act quickly and decisively to address these critical issues that we currently face.

We will continue to provide updates to you regarding our progress in meeting our objectives, and thank you and our dedicated employees for your and their continued patience, trust and support.

Sincerely,

John P. Hickey, Jr.
President and CEO

This letter contains forward-looking information. Actual results could differ materially from those indicated by such information. Information regarding risk factors and other cautionary information is available in Item 1A. of CIB Marine’s Annual Report on Form 10-K for the period ended December 31, 2007.

The Board of Directors and officers of CIB Marine will be soliciting proxies for use at the 2008 Annual Meeting of Shareholders, or at any adjournment or postponement thereof, to vote in favor of a slate of directors to be nominated by the Board of Directors and to vote on any other matters that properly come before the 2008 Annual Meeting. CIB Marine will be filing a proxy statement on Schedule 14A with the SEC in connection with this solicitation of proxies for the 2008 Annual Meeting. Information regarding securities ownership by certain members of the Board of Directors and certain members of management as of March 31, 2008 will be contained in the 2008 Proxy Statement. CIB Marine shareholders should read the 2008 Proxy Statement when it is filed with the SEC because this document will contain important information. The 2008 Proxy Statement (when filed), and other public filings made by CIB Marine are available without charge from the SEC’s website at www.sec.gov and from CIB Marine at www.cibmarine.com.